Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investors and Media:
Questcor Pharmaceuticals, Inc.	Investor Relations
Charles J. Casamento	510/400-0706
Chairman, President & CEO
Timothy E. Morris, CFO
510/400-0700

QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
THE QUARTER ENDED JUNE 30, 2003

Quarter includes third new product acquisition within two years

Union City, CA – August 14, 2003 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company, announced today financial results for the quarter ended June 30, 2003. Questcor is an integrated specialty pharmaceutical company focused on the acquisition and marketing of acute care and critical care specialty and related healthcare products.

2003 Second Quarter Accomplishments

The quarter ended June 30, 2003 was marked by a number of significant achievements by Questcor. Some of the major accomplishments included:

•	Increasing net product sales to $2,880,000 an increase of $518,000, or 22%, as compared to $2,362,000 for the first quarter of 2003.

•	The purchase of Nascobal®, a marketed specialty pharmaceutical product used by patients with Multiple Sclerosis and inflammatory bowel disease, which had at the time of acquisition an estimated annual revenue run rate of $4 million and gross margins in excess of 80%. Nascobal is the third new marketed product acquired by Questcor in two years.

•	The initiation in May 2003 of a promotional program for H.P. Acthar Gel for the treatment of flares associated with Multiple Sclerosis.

•	The raising of $5 million through the issuance of 4,979,360 shares of common stock at $1.01 per share.

Quarter Ended June 30, 2003, Financial Results

For the quarter ended June 30, 2003, Questcor incurred a net loss of $1,769,000 as compared to a net loss of $1,103,000 for the quarter ended June 30, 2002, an increase of $666,000. Net loss applicable to common stockholders was $2,062,000 for the quarter ended June 30, 2003, which included the impact of a non-cash deemed dividend of $93,000 related to the beneficial conversion feature on Questcor’s Series B Preferred Stock and Series B Preferred Stock dividends of $200,000. For the quarter ended June 30, 2002, net loss applicable to common stockholders was the same as net loss for the quarter ended June 30, 2002.

Total revenues for the quarter ended June 30, 2003 were $2,905,000, a decrease of $836,000, or 22%, from total revenues of $3,741,000 for the quarter ended June 30, 2002. Net product sales were $2,880,000 a decrease of $427,000, or 13%, from $3,307,000 for the quarter ended June 30, 2002. The net product sales for the second quarter of 2002 included the impact of advance buying upon notification of Questcor’s price increase for Ethamolin and Acthar that went into effect June 24, 2002. From the date of the notification of the price increase through the effective date of the price increase, Questcor received $3,231,000 of Acthar and Ethamolin orders of which $777,000 had shipped prior to June 30, 2002. The remaining orders of $2,454,000 were filled in July 2002.

Six Months Ended June 30, 2003, Financial Results

For the six months ended June 30, 2003, Questcor incurred a net loss of $3,539,000 as compared to a net loss of $1,435,000 for the six months ended June 30, 2002, an increase of $2,104,000. Net loss applicable to common stockholders was $5,300,000 for the six months ended June 30, 2003, which included the impact of a non-cash deemed dividend of $1,394,000 related to the beneficial conversion feature on the Questcor’s Series B Preferred Stock and Series B Preferred Stock dividends of $367,000. For the quarter ended June 30, 2002, net loss applicable to common stockholders was the same as net loss for the six months ended June 30, 2002.

For the six months ended June 30, 2003, net product sales were $5,242,000, a decrease of $1,871,000, or 26%, from $7,113,000 for the quarter ended June 30, 2002. The net product sales for the six months of 2002 included the impact of advance buying that occurred in the second quarter of 2002 described above. In addition, during the six months ended June 30, 2002, Questcor shipped backorders outstanding at December 31, 2001 amounting to $334,000 for Acthar and $408,000 for Ethamolin. The decrease in net product sales for the first six months of 2003 as compared to the first six months of 2002 can be partially attributed to the limitation of shipments of short-dated materials during the first quarter of 2003 and to the replacement of previously expired product at no cost to the customer in accordance with Questcor’s exchange policy.

“While the results for the first six months did not meet our expectations, we are encouraged by the accomplishments we have achieved in the last quarter. Namely; the acquisition of Nascobal in June concurrent with a common stock financing done at the then current market price; the initiation of a promotion of Acthar to treat MS flares in May 2003 and the 22% increase in net product sales in the second quarter of 2003 as compared to the first quarter of 2003,” commented Charles J. Casamento, Chairman, President, and CEO of Questcor. “We believe we have an opportunity to increase net product sales in the third and fourth quarters of 2003 from the continuing promotion of Acthar for MS flare and the introduction of Nascobal.”

Outlook for the remainder of 2003

Questcor began shipping Nascobal with the Questcor label in the third quarter of 2003. Due to inventories of Nastech labeled merchandise in the wholesale trade channel prior to the close of the acquisition, Questcor expects revenues of Nascobal to ramp up gradually in the third and fourth quarter while existing inventories of Nastech labeled merchandise are depleted. Under Questcor’s ownership and management, Nascobal is expected to generate approximately $5.5 to $6 million for the first 12 months. For the second half of 2003, Questcor’s goal is to increase third quarter net product sales by greater than 20% over the second quarter and again increase fourth quarter net product sales by greater than 20% over the third quarter. Achievement of this goal would result in revenues in excess of $7.5 million for the second half of 2003, an improvement over net product sales for the first half of 2003 and an improvement in net product sales as compared to the second half of 2002.

“The Company had a disappointing first half due to lower revenues in the first quarter resulting from short dated merchandise and returned merchandise, as well as increased inventories at the wholesale level,” commented Mr. Casamento. “But, from this point forward, we are focused on revenue growth from quarter to quarter. We believe we will establish such a trend in 2003 with each quarter’s net product sales exceeding the previous quarter by at least 20%. This will establish a positive revenue growth trend, minimize any confusion and ensure clarity of our results as we report them each quarter.”

Second quarter ended June 30, 2003 Conference Call

Questcor will be hosting a conference call to coincide with the release of its second quarter results on Thursday, August 14, 2003 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: 800-901-5218 (domestic) or 617-786-4511 (international) and use Participant Passcode 96786532. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by CCBN and can be accessed at Questcor’s web site at www.questcor.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A telephonic replay of this call will be applicable from 1:00 p.m. Eastern Time on Thursday, August 14, 2003 through 11:59 p.m., Eastern Time on Thursday, August 21, 2003. Please call 888-286-8010 (domestic) or 617-801-6888 (international) and use Passcode 14350176.

About Questcor

Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets and sells brand name pharmaceutical and ethically promoted healthcare products. Questcor currently markets six products in the U.S.: HP Acthar® Gel, an injectable drug that is commonly used in treating patients with infantile spasm and is approved for the treatment of certain central nervous system disorders with an inflammatory component including the treatment of flares associated with Multiple Sclerosis; Nascobal®, a nasal gel formulation of Cyanocobalamin USP (Vitamin B-12), that is approved for patients with severe deficiencies of Vitamin B-12 caused by MS and Crohn’s Disease; Ethamolin®, an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil®-125 and Inulin in Sodium Chloride, which are both injectable agents that assess how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3™, a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal (GI) function. As part of a strategy to develop its products globally, Questcor has entered into 35 contractual relationships with public and private companies including: Ahn-Gook Pharmaceuticals of Korea; Aventis Pharmaceuticals Inc. of Bridgewater, NJ; Beacon Pharmaceuticals, Ltd. of Tunbridge Wells, Kent, United Kingdom; CSC Pharmaceuticals Handels GmbH of Vienna, Austria; Dainippon Pharmaceutical Co. Ltd., of Osaka, Japan; Nastech Pharmaceutical Company Inc. of Bothell, WA; Orphan Australia of Melbourne, Australia; Rigel, Inc. of South San Francisco, CA; Tularik, Inc. of South San Francisco, CA and VSL Pharmaceuticals of Ft. Lauderdale, FL.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast the demand for each of their products, the gross margins achieved from the sale of those products, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)

Cash, cash equivalents and short-term investments	$8,941	$7,506
Working capital	3,795	7,018
Total assets	28,310	12,766
Long-term debt (including $4 million face value convertible debentures, net of deemed discount)	3,155	2,908
Preferred stock	5,081	5,081
Stockholders’ equity	11,123	496

Questcor Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Revenues:
Net product sales	$2,880	$3,307	$5,242	$7,113
Grant and royalty revenue	25	84	34	132
Technology revenue	—	250	250	250
Services revenue from a related party	—	100	—	100

Total revenues	2,905	3,741	5,526	7,595

Operating costs and expenses:
Cost of product sales	1,149	728	1,824	1,362
Sales and marketing	1,501	1,652	2,986	3,027
General and administrative	1,016	1,216	2,334	2,747
Research and development	711	682	1,322	1,110
Depreciation and amortization	212	315	381	659

Total operating costs and expenses	4,589	4,593	8,847	8,905

Loss from operations	(1,684)	(852)	(3,321)	(1,310)
Non-cash amortization of deemed discount on convertible debentures	(130)	(131)	(261)	(175)
Interest income (expense), net	(18)	(13)	(14)	14
Other expense, net	(3)	(181)	(80)	(110)
Rental income, net	66	74	137	146

Net loss	(1,769)	(1,103)	(3,539)	(1,435)
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	93	—	1,394	—
Dividends on Series B Preferred Stock	200	—	367	—

Net loss applicable to common stockholders	$(2,062)	$(1,103)	$(5,300)	$(1,435)

Weighted average shares of common stock outstanding	39,949	38,468	39,316	38,157

Basic and diluted net loss per common share applicable to common stockholders	$(0.05)	$(0.03)	$(0.13)	$(0.04)